Exhibit (k)(5)

Transfer Agency and Service Agreement

Between

Eagle Point Income Company Inc.

and

Computershare Trust Company, N.A.

and

Computershare Inc.

Issuer Incorporated in U.S. - Private COMPANY [*].[*].2023

THIS TRANSFER AGENCY AND SERVICE AGREEMENT, effective as of February 20, 2026 (“Effective Date”), is by and between Eagle Point Income Company Inc., a Delaware corporation, having its principal place of business at 600 Steamboat Road, Suite 202, Greenwich, CT 06830 (“Company”), and Computershare Inc., a Delaware corporation (“Computershare”), and its affiliate Computershare Trust Company, N.A., a federally chartered trust company (“Trust Company”, and together with Computershare, “Agent”), each having a principal office and place of business at 150 Royall Street, Canton, Massachusetts 02021. As used herein “party” means Agent or Company, as applicable, and “parties” means Agent and Company.

WHEREAS, Company desires to appoint Trust Company as its sole transfer agent and registrar for the Shares, and administrator of any Plan (as defined below) for Company, as conversion agent and redemption agrent for the Conversion Plan (as defined below), and Computershare as processor of all payments received or made by Company under this Agreement;

WHEREAS, Trust Company and Computershare will each separately provide specified services covered by this Agreement and, in addition, Trust Company may arrange for Computershare to act on behalf of Trust Company in providing certain of its services covered by this Agreement; and

WHEREAS, Trust Company and Computershare desire to accept such respective appointments and perform the services related to such appointments;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1. CERTAIN DEFINITIONS.

1.1	“Account” means the account of each Shareholder which reflects any full or fractional Shares held by such Shareholder, outstanding funds, or reportable tax information.

1.2	"Agreement" means this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications which may from time to time be executed.

1.3	“Confidential Information” means any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, Shareholder Data (including any non-public information of such Shareholder), Personal Information, Proprietary Information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement, as well as any other information designated as confidential or proprietary by the disclosing party or otherwise disclosed in a manner such that a reasonable person would understand its confidential nature. Confidential Information may constitute trade secrets and is of great value to the owner (or its affiliates). Except for Personal Information and Proprietary Information, Confidential Information shall not include any information that is reasonably demonstrated to be: (a) already known to the other party or its affiliates on a non-confidential basis at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

1.4	“Personal Information” means information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular living individual, including, without limitation, names, signatures, addresses, e-mail addresses, telephone numbers, account numbers and information, social security numbers and other personal identification numbers, financial data, date of birth, transaction information, user names, passwords, security codes, employee ID numbers, identity photos, and any other information defined in applicable privacy laws or regulations as personal information, that Agent receives from Company, is otherwise obtained by Agent in connection with this Agreement, or to which Agent has access in the course of performing the Services.

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1.5	“Plan” means Company’s distribution reinvestment plan administered by Trust Company for Company relating to the reinvestment of distributions to Company Shareholders (as defined below), whether as of the Effective Date or at any time during the term of this Agreement.

1.6	“Share (s)” means Company’s preferred stock (Series AA and Series AB), par value of $25 per share, authorized by Company’s applicable governing document.

1.7	“Shareholder” means a holder of record of Shares.

1.8	“Services” means all services performed or made available by Agent pursuant to this Agreement.

1.9	“Shareholder Data” means all information, including Personal Information, maintained on the records database of Agent concerning Shareholders.

2. APPOINTMENT OF AGENT.

2.1	Appointments. Company hereby appoints, and Trust Company and Computershare hereby accept such appointments, as follows:

(a)	Trust Company as sole transfer agent and registrar for all Shares;
(b)	Computershare as the service provider to Trust Company and as processor of all payments received or made by or on behalf of Company under this Agreement; and
(c)	Trust Company as administrator of any Plans in accordance with the terms and conditions of this Agreement and such Plans.
(d)	Company hereby appoints Trust Company to act as sole transfer agent and registrar for all Shares and as administrator of the Plan in accordance with the terms and conditions hereof and appoints Computershare as the service provider to Trust Company and as processor of all payments received or made by or on behalf of Company under this Agreement, and Trust Company and Computershare accept the respective appointments. Company hereby appoints Computershare to act as subscription agent in connection with the Subscription Offers and Computershare hereby accepts such appointment in accordance with and subject to the terms and conditions of this Agreement. Computershare will provide the specified subscription services set forth in the Fee and Service Schedule (as defined below) related to the Subscription Offers. Company acknowledges that Computershare may subcontract certain of the subscription services to a third-party subcontractor subject to the terms of this Agreement; provided, however, that such acknowledgment will not relieve Computershare of its obligations and responsibilities under this Agreement for such services and Computershare will be as fully responsible to Company for the acts and omissions of any such subcontractor as it is for its own acts and omissions under this Agreement.

2.2	Appointment Documents. On or before the Effective Date, Company will provide the appointment and corporate authority documents as set out separately by Agent, including, but not limited to, the following:

(a)	Board resolution appointing Trust Company as the transfer agent;
(b)	Board resolution and/or certificate of incumbency designating officers or other designated persons of Company authorized to sign written instructions and requests and, if applicable, Share certificates, in connection with this Agreement (each, an “Authorized Person”);
(c)	An opinion of counsel for Company addressed to Agent as mutually agreed upon by both parties, concerning, without limitation, the Company’s legal status under applicable law and legal status of the Shares, including whether the applicable offering of Shares is registered or exempt from registration;
(d)	A certificate of Company as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares relating to the exercise of options;
(e)	A complete and accurate register of Shareholders; and
(f)	Share valuation, consisting of the dollar price per Share in U.S. dollars, as of the Effective Date, quarterly thereafter, and at any other time upon the request of Agent.

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2.3 Records. In order to enable Agent to perform the duties of transfer agent and registrar, Company shall provide, or shall cause its prior transfer agent and registrar to provide, a complete and accurate register of Shareholders on or before the Effective Date, and shall indemnify Agent under Section 7.2 of this Agreement for the failure to provide such register on or before the Effective Date. Agent shall keep records relating to the Services, in the form and manner it deems advisable, but in any event consistent with the reasonable standards of the transfer agency industry. Agent agrees that all such records prepared or maintained by it relating to the Services are the property of the applicable Company and will be preserved, maintained and made available in accordance with the requirements of applicable law and Agent’s records management policy, and will be surrendered promptly to the applicable Company in accordance with its request, subject to applicable law and Agent’s records management policy. 2.4 Shares. Company shall, if applicable, inform Agent as soon as possible in advance as to: (a) the existence or termination of any restrictions on the transfer of Shares, the application to or removal from any Shares of any legend restricting the transfer of such Shares (which may be subject, in the case of removal of any such legend, to delivery of a legal opinion in form and substance acceptable to Agent), or the substitution for such Share of a Share without such legend; (b) any authorized but unissued Shares reserved for specific purposes; (c) any outstanding Shares which are exchangeable for Shares and the basis for exchange; (d) reserved Shares subject to option and the details of such reservation; (e) any Share split or Share dividend; (f) any other relevant event or special instructions which may affect the Shares; (g) any bankruptcy, insolvency or other proceeding regarding Company affecting the enforcement of creditors’ rights; and (h) any future original issuances of Shares for which Agent will act as transfer agent under this Agreement (subject to delivery of a legal opinion of counsel for Company addressed to Agent in a form mutually agreed upon by both parties, concerning, without limitation, the legal status of such Shares, including whether the applicable issuance is part of an offering of Shares that is registered or exempt from registration).

2.5 Share Certificates. If applicable, Company shall provide Agent with (a) documentation required to print on demand Share certificates, or (b) an appropriate supply of Share certificates which contain a signature panel for use by an authorized signor of Agent and state that such certificates are only valid after being countersigned and registered, whichever is applicable.

2.6 Company Responsibility. Company shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as Agent may reasonably require in order to carry out or perform its obligations under this Agreement. If any out-of-balance condition caused by Company or any of its prior agents arises during any term of this Agreement, then Company will, promptly upon Agent’s request, provide Agent with funds or Shares sufficient to resolve such out-of-balance condition. For purposes of the prior sentence, an “out-of-balance condition” occurs when any funds or Shares do not balance out adequately to cover payment or issuance obligations to Shareholders, or there is a record difference or over issuance as defined under applicable state or federal law.

2.7 Scope of Agency.

(a)	Agent shall act solely as agent for Company under this Agreement and owes no duties hereunder to any other person. Agent undertakes to perform the duties and only the duties that are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against Agent. Agent is engaged in an independent business and will perform its obligations under this Agreement as an agent of Company for the purposes of the Services to be furnished hereunder.
(b)	Agent may rely upon, and shall be protected in acting or refraining from acting in good faith reliance upon: (i) any communication from Company, any predecessor transfer agent or co-transfer agent or any registrar (other than Agent), predecessor registrar or co-registrar; (ii) any instruction, notice, request, direction, consent, report, certificate, opinion or other instrument, paper, document or electronic transmission believed in good faith by Agent to be genuine and to have been signed or given by the proper party or parties; (iii) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (iv) any instructions received through Direct Registration System/Profile. In addition, Agent is authorized to refuse to make any transfer that it determines in good faith not to be in good order.

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(c)	From time to time, Company may provide Agent with instructions concerning the Services. Further, Agent may apply to any Authorized Person for instruction, and may consult with legal counsel for Company with respect to any matter arising in connection with the Services. Agent and its agents and subcontractors shall not be liable and shall be indemnified by each Company under Section 7.2 of this Agreement for any action taken or omitted by Agent in good faith reliance upon any Company instructions given by an Authorized Person or upon the advice or opinion of Company counsel. Company shall promptly provide Agent with an updated board resolution and/or certificate of incumbency regarding any change of authority for any Authorized Person. Agent shall not be held to have notice of any change of authority of any Authorized Person, until receipt of written notice thereof from Company.
(d)	Compliance with Laws. Agent is obligated and agrees to comply with all applicable laws and regulations, codes, orders and government rules in the performance of its duties under this Agreement.

3.	STANDARD SERVICES.

3.1 Share Services. Agent shall perform the Services set forth in the Fee and Service Schedule (“Fee and Service Schedule”) attached hereto and incorporated herein. Agent shall perform the Services in compliance with this Agreement and in a manner consistent with the reasonable standards of the transfer agency industry.

3.2 Replacement Shares. Agent shall issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed, upon receipt by Agent of a reasonable administration fee paid by Shareholder, and an open penalty surety bond satisfactory to it and holding it and Company harmless, absent notice to Agent that such certificates have been acquired by a bona fide purchaser. Agent may, at its option, issue replacement Shares for mutilated certificates upon presentation thereof without such indemnity. Agent may, at its sole option, accept indemnification from Company to issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed in lieu of an open penalty bond. Agent may receive compensation, including in the form of commissions, for services provided in connection with surety programs offered to Shareholders.

3.3 Internet Services. Agent shall make available to Company and Shareholders, through its web sites, including, but not limited to, www.computershare.com (collectively, “Web Site”), online access to certain Account and Shareholder information and certain transaction capabilities (“Internet Services”), subject to Agent’s security procedures and the terms and conditions set forth herein and on the Web Site. Agent provides Internet Services “as is”, on an “as available” basis, and hereby specifically disclaims any and all representations or warranties, express or implied, regarding such Internet Services, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance. In making Internet Services available to Shareholders that are custodians for the benefit of another person or entity, or custodians or trustees of an Individual Retirement Account or accounts that appear to be qualified retirement or pension plan accounts (e.g., Keough, 401(k), 403(b), SEP) (“Custodians”), Agent may rely upon, and shall be protected in acting or refraining from acting in good faith reliance upon instructions or authorization from Custodians to provide Internet Services access to their designated employees, and for the acts or omissions of such employees in connection with their respective use of Internet Services.

3.4 Proprietary Information. Company agrees that the databases, programs, screen and report formats, interactive design techniques, Internet Services, software (including methods or concepts used therein, source code, object code, or related technical information) and documentation manuals furnished to Company by Agent as part of the Services are under the control and ownership of Agent or a third party (including its affiliates) and constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”). Shareholder Data is not Proprietary Information. Company agrees that Proprietary Information is of substantial value to Agent or other third party and will treat all Proprietary Information as confidential in accordance with Section 9 of this Agreement. Company shall take reasonable efforts to advise its relevant employees and agents of its obligations pursuant to this Section 3.4.

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3.5 Lost Shareholders; In-Depth Shareholder Search.

(a)	Computershare shall conduct such database searches to locate lost Shareholders as are required by Rule 17Ad-17 (“Rule 17Ad-17”) promulgated under the Securities Exchange Act of 1934, as amended (“1934 Act”), without charge to Shareholder(s). If a new address is so obtained in a database search for a lost Shareholder, then Computershare shall conduct a verification mailing and update its records for such Shareholder accordingly.
(b)	Upon Company’s prior written consent, Computershare may cause the performance of more in-depth searches for the purpose of (i) locating certain lost Shareholders for whom a new address is not obtained in accordance with clause (a) above, (ii) identifying Shareholders who are deceased (or locating such deceased Shareholder’s estate representative, heirs or other party entitled to act with respect to such Shareholder’s Account (“Authorized Representative”)), and (iii) locating Shareholders whose Accounts contain an uncashed check older than 180 days and who have already received the required unresponsive payee notification under Rule 17Ad-17, in each case using the services of a locating service provider selected by Computershare (“Service Provider”), which Service Provider may be an affiliate of Computershare. Such Service Provider may compensate Computershare for processing and other services that Computershare provides in connection with such in-depth search, including providing Computershare a portion of its service fees.
(c)	In communicating its services to any Shareholder (or Authorized Representative) located pursuant to clause (b) above, such Service Provider shall clearly identify to such Shareholder (or Authorized Representative) all assets held in such Shareholder’s Account. Such Service Provider shall inform any such located Shareholders (or Authorized Representative) that such Shareholder (or Authorized Representative) may choose (i) to contact Computershare directly to update account records and claim uncashed check funds, if any, at no charge other than any applicable fees to replace lost certificates, (ii) to contact such Shareholder’s broker directly to update account records and claim uncashed funds, if any, subject to the broker’s applicable fees, documentation requirements and other procedures, or (iii) to use the services of such Service Provider for a processing fee, which may not exceed approximately 10% of the asset value of such Shareholder’s property where the registered Shareholder is living, deceased, or not a natural person; provided that such processing fee shall not include or limit any applicable fees to replace lost certificates; and provided that in no case shall such fee exceed the maximum statutory fee permitted by the applicable state jurisdiction. If Company selects a locating service provider other than one selected by Computershare, then Computershare shall not be responsible for the terms of any agreement between such provider and Company and additional fees may apply.
(d)	Pursuant to Section 2.7(c) of this Agreement, Company hereby authorizes and instructs Computershare to provide to Service Provider:

(i)	aggregate Shareholder Data including number of projected eligible Accounts, value of projected eligible Accounts (includes sum of outstanding checks and value of Shares) in order for Service Provider to determine the feasibility of providing in-depth search services;
(ii)	upon determination by Service Provider that an in-depth Shareholder location program will be implemented and after notification of implementation to Company by Computershare (including by e-mail):

(1)	a complete Shareholder file (from which Service Provider will eliminate those Accounts for which a search is still required by Rule 17Ad-17); and
(2)	preliminary escheatment files (used to block Accounts that may not be serviced under the program based on state unclaimed property laws); and

(iii)	view-only access (during the time a program is in place) to Shareholder Data for the limited purposes of verifying Account information and reconcilement for program eligible Accounts.

3.6 Services to Financial Institutions and Financial Advisors – Alternative Investments Portal.

3.6.1 Agent shall record the name, address, CRD/FINRA number, and contact e-mail address of each financial institution, such as a registered broker-dealer or an investment advisory firm (each, a “Financial Institution”) and financial advisor or registered representative associated with such Financial Institution (each, a “Financial Advisor”) acting for a Shareholder on such Shareholder’s Account, as set forth on the records provided to Agent by a prior transfer agent or at the instruction of an Authorized Person of Company. Agent shall change such Financial Institution and/or Financial Advisor recorded on a Shareholder’s Account at the written instruction of such Authorized Person. Company further authorizes and instructs Agent to change such Financial Advisor recorded on a Shareholder’s Account at the written instruction of the Financial Institution recorded on the subject Account. In the event a Shareholder instructs Agent to change or remove the Financial Institution and/or Financial Advisor on such Shareholder’s Account, Agent shall request further instruction from Company, and Company agrees that it shall promptly provide such instruction to Agent. Company acknowledges and agrees that Agent may from time to time perform a search of Financial Advisors through an unaffiliated third-party service provider (under Section 12.2 below) to determine their employment status with their associated Financial Institution, and Company acknowledges and agrees that Agent does not guarantee the accuracy of the results of any such search. If such search indicates a Financial Advisor is no longer associated with the Financial Institution reflected on Agent’s records, then Company agrees that access to such Financial Advisor will be terminated for all Accounts associated with such Financial Advisor and Financial Institution. Agent may agree to reinstate a Financial Advisor’s access, in its sole discretion, if such Financial Advisor is accepted under Agent’s verification procedures, then in place.

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3.6.2     Agent shall make available to each Financial Institution and Financial Advisor designated on a Shareholder’s Account, through its Alternative Investments Portal, located at www.computershare.com/advisorportal, online access to those Accounts to which they are designated as Financial Institution and/or Financial Advisor. Such access shall be limited to viewing the following Shareholder Account information: Shareholder name, investment value (i.e., total value of the Shares based on the valuation provided by Company), sponsor name (e.g., Company), Company, and the number of Company Shares. Such access shall be included in the definition of Internet Services and subject to the terms applicable to Internet Services as set forth in Section 3.3 above. Company acknowledges and agrees that each Financial Institution and Financial Advisor will need to agree to Agent’s security procedures and the terms and conditions set forth on the Alternative Investments Portal.

3.8 Indemnification for Services to Financial Institutions and Advisors. Company shall indemnify and hold Agent harmless from and against, and Agent shall not be responsible for, any Losses (as defined below) arising out of or attributable to Agent’s provision of the services set forth in Sections 3.6 above, including, without limitation, providing access to Financial Institutions and Financial Advisors to Shareholder Account information (or terminating and/or reinstating such access as set forth in Section 3.6.1 above) and their use of the Company Portal, subject to Section 7 of this Agreement.

3.9	Share Conversion/Redemption Services.

(a)          Company hereby appoints the Trust Company to perform the services set forth herein and in the Fee and Service Schedule as administrator of Company’s Share Conversion/Redemption Plan (the “Conversion Plan”), with the exception of payment processing for which Computershare has been appointed by Company to provide, and certain other services that Computershare may provide as permitted by applicable law (e.g. ministerial services). Trust Company and Computershare hereby agree to provide services under the Conversion Plan subject to the terms and conditions of this Agreement. Agent shall have no obligation to perform any other services under the Conversion Plan except as set forth in this Agreement.

(b)          Company shall be solely responsible for (i) after receiving applicable reporting from Agent, determining the eligibility of a Shareholder making a conversion or a redemption request under the terms of the Conversion Plan and whether to accept the conversion or redemption request; (ii) providing the Agent with the applicable conversion or redemption price per Share prior to each conversion or redemption date and the conversion fee to charge to each Shareholder; and (iii) complying with the terms of the Conversion Plan.

4. COMPUTERSHARE DISTRIBUTION DISBURSING AND PAYMENT SERVICES.

4.1 Declaration of Distributions. Company must provide Computershare with written notice from an Authorized Person of any declaration of a distribution. Computershare will initiate distribution payments to Company Shareholders to the extent that Computershare receives sufficient funds from Company in advance of such initiation. The payment of such funds to Computershare for the purpose of being available for the payment of distributions from time to time is not intended by each Company to confer any rights in such funds on Company Shareholders, whether in trust, contract, or otherwise.

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4.2 Stop Payments. Company hereby authorizes Computershare to stop payment of checks issued in payment of distributions or Share conversions under the Conversion Plan, as applicable, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or, through no fault of theirs, are otherwise beyond their control and cannot be produced by them for presentation and collection, and Computershare shall issue and deliver duplicate checks in replacement thereof, and Company shall indemnify Agent against any loss or damage resulting from reissuance of the checks.

4.3 Tax Withholding. Company hereby authorizes Computershare to deduct from all payments of distributions declared by each Company and disbursed by Computershare to Shareholders, or Share conversions or redemptions under the Conversion Plan, as applicable, the tax required to be withheld pursuant to Sections 1441, 1442, 1445, 1471 through 1474, and 3406 of the Internal Revenue Code of 1986, as amended, or by any federal or state statutes subsequently enacted, and to make the necessary returns and payment of such tax to the relevant taxing authority. Company will provide withholding and reporting instructions to Computershare from time to time as relevant, and upon request of Computershare.

4.4 Plan Payments. If applicable, Company hereby authorizes Computershare to make all payments required to be made under the Plan, including all payments required to be made to Company.

4.5 Bank Accounts. All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of Services (the “Funds”) shall be held by Computershare as agent for Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Company. Until paid pursuant to this Agreement, Computershare may hold or invest the Funds through such accounts in: (a) funds backed by obligations of, or guaranteed by, the United States of America; (b) debt or commercial paper obligations rated A-1 or P-1 or better by S&P Global Inc. (“S&P”) or Moody's Investors Service, Inc. (“Moody’s”), respectively; (c) Government and Treasury backed AAA-rated Fixed NAV money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, as amended; or (d) short term certificates of deposit, bank repurchase agreements, and bank accounts with commercial banks with Tier 1 capital exceeding $1 billion, or with an investment grade rating by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. Computershare shall not be obligated to pay such interest, dividends or earnings to Company, any Shareholder or any other party.

5. FEES AND EXPENSES.

5.1 Fee and Service Schedules. Company agrees to pay to Agent the fees and expenses for the Services as set forth in the Fee and Service Schedule. At least sixty (60) days before the expiration of the Initial Term (as defined below) or a Renewal Term (as defined below), whichever is applicable, the parties to this Agreement will agree upon a new fee schedule for the upcoming Renewal Term. If no new fee schedule is agreed upon, then the fees will increase as set forth in the Term Section of the Fee and Service Schedule.

5.2 Invoices. Company will pay Agent all amounts invoiced in accordance with this Agreement within thirty (30) days of Company’s receipt of such invoice, except for any amounts that are subject to good faith dispute. In the event of such dispute, Company must promptly notify Agent of such dispute and may only withhold that portion of the amounts subject to such dispute. Company shall settle such disputed amounts within five (5) business days of the date on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by applicable law or legal process.

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5.3	Late Payments.

(a)	If any undisputed amount in an invoice of Agent is not paid within thirty (30) days after the date of such invoice, then Agent may charge Company interest thereon (from the due date to the date of payment) at a monthly rate equal to one and a half percent (1.5%). Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable law.
(b)	The failure by Company to (i) pay the undisputed portion of an invoice within ninety (90) days after the date of such invoice or (ii) timely pay the undisputed portions of two (2) consecutive invoices shall constitute a material breach of this Agreement by Company. Notwithstanding terms to the contrary in Section 10.2 below, Agent may terminate this Agreement for such material breach immediately and shall not be obligated to provide Company with thirty (30) days to cure such breach.

5.4 Transaction Taxes. Company is responsible for all taxes, levies, duties, and assessments levied on Services purchased under this Agreement (collectively, “Transaction Taxes”). Computershare is responsible for collecting and remitting Transaction Taxes in all jurisdictions in which Computershare is registered to collect such Transaction Taxes. Computershare shall invoice Company for such Transaction Taxes that Computershare is obligated to collect upon the furnishing of Services. Company shall pay such Transaction Taxes according to the terms in Section 5.2 above. Computershare shall timely remit to the appropriate governmental authorities all such Transaction Taxes that Computershare collects from Company. To the extent that Company provides Computershare with valid exemption certificates, direct pay permits, or other documentation that exempts Computershare from collecting Transaction Taxes from Company, invoices issued for the Services provided after Computershare’s receipt of such certificates, permits, or other documentation will not reflect exempted Transaction Taxes. Computershare is solely responsible for the payment of all personal property taxes, franchise taxes, corporate excise or privilege taxes, property or license taxes, taxes relating to Computershare’s personnel, and taxes based on Computershare’s net income or gross revenues relating to the Services.

6. REPRESENTATIONS AND WARRANTIES.

6.1	Agent. Agent represents and warrants to Company that:

(a)	Governance. Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement; and
(b)	Compliance with Laws. The execution, delivery and performance of this Agreement by Agent has been duly authorized by all necessary action, constitutes a legal, valid and binding obligation of Agent enforceable against Agent in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Agent is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Agent, (iii) Agent’s incorporation documents or by-laws, or (iv) any material agreement to which Agent is a party.

6.2	Company. Company represents and warrants to Agent that:

(a)	Governance. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power, authority and legal right to enter into and perform this Agreement;
(b)	Compliance with Laws. The execution, delivery and performance of this Agreement by Company has been duly authorized by all necessary action, constitutes a legal, valid and binding obligation of Company enforceable against Company in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Company is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Company, (iii) Company’s incorporation or organization documents or by-laws, (iv) any material agreement to which Company is a party, or (v) any applicable stock exchange rules;
(c)	Securities Laws. Registration statements under the Securities Act of 1933, as amended (“1933 Act”) and the 1940 Act, as amended (1940 Act”) have been filed and are currently effective, or will be effective prior to the sale of any Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all Shares being offered for sale, except for any Shares, including, without limitation, Shares issued under the Plan, which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act, 1940 Act and state securities laws. The Conversion Plan is either registered under or exempt from the registration requirements of the 1933 Act, 1940 Act and state securities laws, and conversion or redemptions under the Conversion Plan will not constitute a tender offer subject to Rule 13e-4 of the 1934 Act, and complies with all federal and state securities laws. Company will immediately notify Agent of any information to the contrary;

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(d)	Shares. The Shares issued and outstanding on the date hereof are duly authorized, validly issued, fully paid and non-assessable; and any Shares to be issued hereafter, including, without limitation, under the Plan, when issued, will be duly authorized, validly issued, fully paid and non-assessable;
(e)	Facsimile Signatures. The use of facsimile signatures by Agent in connection with the countersigning and registering of Share certificates has been duly authorized by Company and is valid and effective; and
(f)	Shareholder Authorization. All Shareholders have provided valid consent through a subscription agreement or other documentation or means for an applicable Financial Institution and/or Financial Advisor to access such Shareholder’s Account and view information available for such Shareholder’s Account as set forth in Sections 3.6 above. Company agrees to provide evidence of such consent to Agent upon its request.

7. INDEMNIFICATION AND LIMITATION OF LIABILITY.

7.1 Liability. Agent shall only be liable for any loss or damage determined by a court of competent jurisdiction to be the result of Agent’s gross negligence or willful misconduct; provided that any liability of Agent will be limited in the aggregate to the ongoing account management fees paid hereunder by Company to Agent during the twelve (12) months immediately preceding the event for which recovery from Agent is being sought.

7.2 Indemnity. Company shall indemnify, defend and hold Agent harmless from and against, and Agent shall not be responsible for, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability (collectively, “Losses”) arising out of or attributable to Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Loss or enforcing this Agreement, except for any liability of Agent as set forth in Section 7.1 above.

8. DAMAGES. Notwithstanding anything in this Agreement to the contrary, neither party shall be liable to the other for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

9.	CONFIDENTIALITY AND DATA PRIVACY.

9.1 General. All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party's prior consent. However, each party may disclose relevant aspects of the other party's Confidential Information to its officers, affiliates, agents, subcontractors, and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law. Without limiting the foregoing, each party will implement physical and other security measures and controls designed to protect: (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, such party will ensure that such agent or subcontractor is contractually bound to confidentiality terms consistent with the terms of this Section 9.

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9.2 Required or Permitted Disclosure. In the event any requests or demands are made for the disclosure of Confidential Information, other than requests or demands to Agent for Shareholder records pursuant to subpoenas or requests from state or federal government authorities (e.g., probate, divorce and criminal actions), the party receiving such request or demand will promptly notify the other party to secure instructions from an authorized officer of such party as to such request or demand and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by applicable law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by applicable law or court order.

9.3 Unauthorized Disclosure. As may be required by applicable law and without limiting any party's rights in respect of a breach of this Section 9, each party will promptly:

(a)	notify the other party in writing of any unauthorized possession, use or disclosure of the other party's Confidential Information by any person or entity that may become known to such party;
(b)	furnish to the other party full details of the unauthorized possession, use or disclosure; and
(c)	use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

9.4	Data Privacy.

(a)	Agent will not retain, use, process, or disclose Personal Information for any purpose other than: (i) the specific purpose of performing the Services specified in this Agreement on behalf of Company and the services reasonably related thereto; (ii) Agent’s business purposes, as defined by applicable privacy laws; or (iii) as otherwise required or permitted by applicable law and the terms of this Agreement.
(b)	Agent will not sell, rent, release, disclose, disseminate, make available, transfer, or otherwise communicate orally, in writing, or by electronic or other means, any Personal Information to a third party for monetary or other valuable consideration from such third party, except as permitted by applicable law.
(c)	Agent will reasonably assist Company to support Company’s obligations to respond to requests of Shareholders exercising their respective rights under applicable privacy laws, as directed by Company and agreed to by Agent.

10.          TERM AND TERMINATION.

10.1 Term. The initial term of this Agreement shall be three (3) years from the Effective Date (“Initial Term”) unless terminated pursuant to the provisions of this Section 10. This Agreement will renew automatically from year to year (each a “Renewal Term”), unless a terminating party gives written notice to the other party not less than sixty (60) days before the expiration of the Initial Term or a Renewal Term, whichever is in effect.

10.2 Termination for Cause. This Agreement may be terminated at any time by any party (a) upon a material breach of a representation, covenant or term of this Agreement by any other party which is not cured within thirty (30) days after receipt of written notice thereof from the terminating party or (b) if any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against any other party, such other party shall become insolvent or shall cease paying its obligations as they become due or such other party shall make any assignment for the benefit of its creditors.

10.3 Fees and Expenses. Upon termination or expiration of this Agreement for any reason, Company terminating shall pay the following to Agent on or before the effective date of such termination or expiration:

(a)	under the Fee and Service Schedule all fees and expenses due and payable to Agent up to and including the date of such termination or expiration; and
(b)	in order for Agent to move records, materials, and services to Company or the successor agent:

(i)	all reasonable expenses in connection with such movement; and

(ii)	a conversion fee for standard conversion services, in an amount equal to 10% of the aggregate fees (not including expenses) incurred by Company during the immediately preceding twelve (12) month period; provided, however, this fee shall in no event be less than $5,000.00. Upon Company’s request, Agent shall provide extended conversion services (e.g., test files) for an additional fee.

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10.4 Early Termination. Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated prior to the expiration of the then-current term (a) by Company for any reason other than pursuant to Section 10.2 above, including, but not limited to, Company’s liquidation, acquisition, merger or restructuring, or (b) by Agent pursuant to Section 10.2 above, then, in addition to the payments required in Section 10.3 above, Company shall pay to Agent all fees accelerated through the end of, and including all months that would have remained in, the then-current term at the time of termination. Such fees will be calculated using the rates, volumes, and Services in effect as of the termination date. If Company does not provide notice of early termination within the time period referenced in Section 10.1 above, then Agent shall make a good faith effort, but cannot guarantee, to convert Company’s records on the date requested by Company.

11. ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder may be assigned by Company or Agent without the written consent of the other, such consent not to be unreasonably withheld; provided, however, that Agent may, without further consent of Company, assign any of its rights and obligations hereunder to any affiliated transfer agent registered under Rule 17Ac2-1 promulgated under the 1934 Act.

12. SUBCONTRACTORS AND UNAFFILIATED THIRD PARTIES.

12.1 Subcontractors. Agent may, without further consent of Company, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g., lost shareholder searches, escheatment, telephone and mailing services); provided, however, that Agent shall be as fully responsible to Company for the acts and omissions of any subcontractor as it is for its own acts and omissions under this Agreement.

12.2 Unaffiliated Third Parties. Nothing herein shall impose any duty upon Agent in connection with or make Agent liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Section 12.1 of this Agreement), such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, that if Agent selected such company, then Agent exercised due care in selecting the same.

13. MISCELLANEOUS.

13.1 Notices. Any notice or communication by Agent or Company to the other pursuant to this Agreement is duly given if in writing and delivered in person or sent by overnight delivery service or first class mail, postage prepaid, to the other’s address, or to the e-mail address listed below:

If to COMPANY:	Eagle Point Income Company Inc.
Ken Onorio, CFO
Joseph Roth
Address: 600 Steamboat Road, Suite 202, Greenwich, CT 06830
Phone: (203) 340-8500
Email: ECCPref@eaglepointsecurities.com

If to Agent:	Computershare Trust Company, N.A.
150 Royall Street
Canton, MA 02021
Attn: General Counsel
e-mail: #USCISLegalContractNotices@computershare.com

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13.2 No Expenditure of Funds. No provision of this Agreement shall require Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

13.3 Successors. All covenants and provisions of this Agreement by or for the benefit of Company or Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

13.4 Amendments. This Agreement may be amended or modified by a written amendment executed by the parties and, to the extent required, authorized by a resolution of the Board of Directors of Company.

13.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

13.6 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of law. The parties irrevocably (a) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (b) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (c) waive, to the fullest extent permitted by law, all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

13.7 Force Majeure. Agent will not be liable for any delay or failure in performance when such delay or failure arises from circumstances beyond its reasonable control, including, without limitation, acts of God, acts of government in its sovereign or contractual capacity, acts of public enemy or terrorists, acts of civil or military authority, war, riots, civil strife, terrorism, blockades, sabotage, rationing, embargoes, epidemics, pandemics, outbreaks of infectious diseases or any other public health crises, earthquakes, fire, flood, other natural disaster, quarantine or any other employee restrictions, power shortages or failures, utility or communication failures or delays, labor disputes, strikes, or shortages, supply shortages, equipment failures, or software malfunctions.

13.8 Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only Agent, Company and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

13.9 Survival. All provisions regarding indemnification, warranty, liability and limits thereon, compensation and expenses and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

13.10 Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any exhibits, schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

13.11 Merger of Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

13.12 No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

13.13 Descriptive Headings. Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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13.14 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the Effective Date.

Computershare Inc. and		Eagle Point Income Company Inc.
Computershare Trust Company, N.A.
On Behalf of Both Entities:

By:	/s/ Ann Bowering	By:	/s/ Kenneth Onorio
Name:	Ann Bowering	Name:	Kenneth Onorio
Title:	CEO Issuer Services, North America	Title:	Chief Financial Officer

[SIGNATURE PAGE TO TRANSFER AGENCY AND SERVICE AGREEMENT]